Exhibit 10.1

PERFORMANCE STOCK UNIT AGREEMENT
PURSUANT TO THE

SIX FLAGS ENTERTAINMENT CORPORATION LONG-TERM INCENTIVE PLAN

* * * * * Participant: [●]

Grant Date: [●]

Number of Target Performance Stock Units (“Target PSUs”): [●]

* * * * *

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Six Flags Entertainment Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Six Flags Entertainment Corporation Long- Term Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”); and

WHEREAS, it has been determined under the Plan that it is in the best interests of the Company to grant the Performance Stock Units (“PSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.Grant of Performance Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, a number of PSUs equal to the Target PSU amount set forth above multiplied by two, to represent maximum possible achievement of the Performance Goals contained in Exhibit A. Each PSU corresponds to one share of Company Stock that may be issued in the future upon achievement of the Performance Goals. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained inthis Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Company Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.	Vesting and Forfeiture.

(a)Vesting. Subject to the provisions of Section 3(b) hereof, the PSUs shall vest on the third anniversary of the Grant Date (“Vesting Date”), based upon the level of achievement of the Performance Goals set forth in Exhibit A, as determined in the sole discretion of the Committee, provided that the Participant’s employment with the Company and its Subsidiaries has not terminated for any reason (a “Termination”) prior to the Vesting Date.

(b)Forfeiture. All unvested PSUs shall be immediately forfeited upon the Participant’s termination of employment for any reason, and the Participant shall have no right to receive the underlying shares of Company Stock.

4.Delivery of Shares. Within thirty (30) days following the vesting of the PSUs, the Participant shall receive the number of shares of Company Stock that correspond to the number of PSUs that have become vested on the applicable Vesting Date. No fractional shares shall be delivered under this Agreement, and any fractional share that may be deliverable shall be rounded to the nearest whole share.

5.Dividends; Rights as Stockholder. Cash dividends on shares of Company Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Company Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Company Stock underlying the PSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Company Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such stock dividends shall be paid in shares of Company Stock at the same time that the shares of Company Stock underlying the PSUs are delivered to the Participant in accordance with the provisions hereof. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Company Stock covered by any PSU unless and until the Participant has become the holder of record of such shares.

6.Non-Transferability. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Company Stock issuable hereunder.

7.	Prohibited Conduct; Restatements.

(a)Consequences of Prohibited Conduct. If the Company determines that the Participant has engaged in any Prohibited Conduct (as defined in Section 7(b)), then:
(i)The Participant shall immediately forfeit all outstanding PSUs awarded pursuant to this Agreement and shall have no right to receive the underlying Shares; and

(ii)If the delivery of Shares underlying any PSUs has occurred (each, a “Payment Date”), and the Company determines that Prohibited Conduct occurred on or before the first anniversary of the Vesting Date for those PSUs, the Participant shall repay and transfer to the Company (A) the number of Shares issued to the Participant under this Agreement on that Payment Date (the “Forfeited Shares”), which shall include with respect to any Forfeited Shares that have been sold by the Participant prior to the Company’s demand for repayment, the repayment by the Participant to the Company of 100% of the proceeds of such sale or sales, plus
(B)the amount of cash equal to the withholding taxes paid by withholding and/or selling Shares (if any) from the Participant on the respective Payment Date.
(b)Prohibited Conduct. Each of the following constitutes “Prohibited Conduct” to the fullest extent permitted by applicable law:

(i)	the conviction or entry of a plea of guilty or nolo contendere to

(A)any felony or

(B)any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the person may be subject;

(ii)being engaged or having engaged in conduct constituting breach of fiduciary duty, dishonesty, willful misconduct or material neglect relating to the Company or any Subsidiary or the performance of a person’s duties;

(iii)appropriation (or an overt act attempting appropriation) of a material business opportunity of the Company or any Subsidiary;

(iv)misappropriation (or an overt act attempting misappropriation) of any funds of the Company or any Subsidiary;

(v)the willful failure to:

(A)follow a reasonable and lawful directive of the Company or any Subsidiary at which the Participant is employed or provides services, or the Board or

(B)comply with any written rules, regulations, policies or procedures of the Company or any Subsidiary at which the Participant is employed or to which the Participant provides services which, if not complied with, would reasonably be expected to have more than a de minimis adverse effect on the business or financial condition of the Company;
(vi)violation of the Participant’s employment, consulting, separation or similar agreement with the Company or any Subsidiary or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Participant is subject;

(vii)during the Participant’s employment or service with the Company or any Subsidiary or at any time after termination for any reason, the Participant, in violation of any Company or Subsidiary policies or agreements with the Company or any Subsidiary, discloses or misuses any of the Company’s or any Subsidiary’s trade secrets or other confidential information regarding the Company or any Subsidiary, including without limitation, matters relating to cost data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, manufacturing processes, business strategy and plans, customer information, pricing information, supplier information, the Company’s or any Subsidiary’s policies and procedures and other financial data of the Company or any Subsidiary;

(viii)deliberate and continued failure to perform material duties to the Company or any Subsidiary;

(ix)violation of the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time; or

(x)during the Participant’s employment or service with the Company or any Subsidiary or at any time during the twelve-month period following termination for any reason, the Participant violates Section 7(d) of this Agreement or otherwise:

(A)directly or indirectly competes with the Company or any Subsidiary, accepts employment with any entity that directly or indirectly competes with the Company or any Subsidiary or otherwise approaches, solicits or accepts business from any supplier of the Company or any Subsidiary in direct or indirect competition with the Company or any Subsidiary;

(B)approaches, counsels or attempts to induce any person who is then in the employ of the Company or any Subsidiary to leave his or her employ; or employs or attempts to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company or any Subsidiary; or

(C)aids, assists or counsels any other person, firm or corporation to do any of the above.

(c)Restatement of Financial Statements. In addition to the other provisions in this Section 7, this Agreement, or the Plan (including without limitation Section 15 of the Plan), the PSUs and any Shares issued under the PSUs shall be subject to any policies of the Company in effect on the Grant Date or adopted by the Company at any time thereafter that provide for forfeiture of the PSUs and recoupment of any Shares issued under the PSUs or of any gain received by the Participant in connection with the sale of Shares received under the PSUs in the event of any restatement of the Company’s financial statements or other triggering event under such policies.
(d)	Nonsolicitation; Noncompetition.

(i)During the term of employment and for a period of 1 year following Participant’s Termination, Participant agrees that he or she will not (i) individually or on behalf of his or her employer or any other person or entity, directly or indirectly, solicit, divert, or recruit any employee or officer of Company or any Subsidiary, or induce any employee of Company or any Subsidiary, to terminate his or her employment, or (ii) directly or indirectly, as an employee, consultant, principal, agent, trustee or otherwise engage in any business through a corporation, partnership or other entity that competes directly with any business that is conducted by Company or any Subsidiary (the “Competing Business”) and that (x) Participant was directly or indirectly engaged in on behalf of Company or any Subsidiary or (y) Participant obtained confidential information regarding during the course of his or her employment (the “Restricted Business”). The restrictions in this Section 7(d) are further limited geographically to the following areas or locations where a Competing Business operates in the Restricted Business: any country in which Company or any Subsidiary engages in the Restricted Business.

(ii)Company has attempted to place the most reasonable limitations on Participant’s subsequent employment opportunities consistent with the protection of Company’s valuable trade secrets, business interests, and goodwill. In order to accommodate Participant in obtaining subsequent employment, Company may, in its discretion, grant a waiver of one or more of the restrictions on subsequent employment contained in this Section 7(d). A request for waiver shall be in writing and must be received by the Company at least 45 days before the proposed starting date of the employment for which Participant is seeking a waiver. The request must include the full name and address of the organization with which Participant is seeking employment; the department or area in which Participant proposes to work; the position or job title to be held by Participant; and a complete description of the duties Participant expects to perform for such employer. If Company decides to grant a waiver (which decision shall be solely within Company’s discretion), the waiver may be subject to such restrictions or conditions as Company may impose.

(e)Determinations. The Committee shall, in its sole discretion, make all determinations regarding this Section 7, including whether any Prohibited Conduct has occurred, and the determinations by the Committee shall be final and binding on all parties.

(f)Company and its Affiliates. All references in this Section 7 to the Company shall include the Company and any of its Subsidiaries and Affiliates.

7.1 Review Period. The Company advises Participant to consult with an attorney of their choosing before entering into this Agreement.  Participants shall have at least 14 days to review this Agreement, though Participant may voluntarily elect to execute this Agreement before the expiration of the 14-day period.

8.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law principles thereof.

9.Withholding of Tax. Any amount that the Company may be required to withhold upon the vesting of PSUs, distribution of shares of Common Stock or any relevant tax withholding event with respect to PSUs in respect of applicable federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) must be paid in full at the time of the issuance of Shares or such relevant tax withholding time. Unless Participant makes other arrangements to satisfy this withholding obligation in accordance with procedures approved by the Company in its discretion or the Company determines otherwise, such portion of the Shares as is necessary to satisfy the required withholding obligation related to the settlement of the PSUs will be sold into the market pursuant to a “sell to cover” tax arrangement. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant and hereby authorizes and agrees to make adequate provision for any “sell to cover” tax arrangement consistent with this Section 9.

10.Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Company Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Company Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 10.

11.Electronic Delivery and Acceptance. Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of

Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

12.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13.Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Executive Officer of the Company. Any notice hereunder by the Company shall be deemed duly given upon delivery thereof to such address as the Participant may have on file with the Company.

14.No Right to Employment. Any questions as to whether and when there has been a termination of employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

15.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

16.Compliance with Laws. The grant of PSUs and the issuance of shares of Company Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs or any shares of Company Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

17.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

18.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIX FLAGS ENTERTAINMENT CORPORATION

By:  Name:  Title:

PARTICIPANT

Name:

EXHIBIT A

TO THE

PERFORMANCE STOCK UNIT AGREEMENT PURSUANT TO THE

SIX FLAGS ENTERTAINMENT CORPORATION LONG-TERM INCENTIVE PLAN

The performance goals (the “Performance Goals”) applicable to the PSUs are based on (1) Adjusted EBITDA performance goals (as set forth in Table 2 below, the “Adjusted EBITDA Performance Goals”) during the period beginning on January 1, 2022 and ending on December 31, 2024 (the “Adjusted EBITDA Performance Period”), and (2) achievement of operational goals during the period beginning on January 1, 2024 and ending on December 31, 2024 (the “Operational Performance Period”), consisting of (i) Guest Satisfaction (the “Guest Satisfaction Performance Goal”), (ii) Employee Engagement (the “Employee Engagement Performance Goal”), and (iii) Relative Sustainalytics, as more fully described below (the “Relative Sustainalytics Performance Goal”, and together with the Guest Satisfaction Performance Goal and Employee Engagement Performance Goal, the “Operational Performance Goals”).

1.Payout. Subject to possible enhancement under Section 2 of this Exhibit A, or reduction under Section 7 of the Agreement, the number of PSUs that vest based on achievement of the Adjusted EBITDA Performance Goals shall be determined by multiplying the Adjusted EBITDA Payout Factor (as defined below) by the number of Target PSUs. The Adjusted EBITDA Payout Factor shall be determined pursuant to Table 2 of this Exhibit A; provided, however, that the Adjusted EBITDA Payout Factor shall not be greater than 400% and the Adjusted EBITDA Payout Factor shall be 0% if the Adjusted EBITDA Performance Goal result is less than $[●].

2.	Adjusted EBITDA Payout Factor.

The “Adjusted EBITDA Payout Factor” for each Adjusted EBITDA Performance Goal achieved by the Company shall be determined as follows:

TABLE 2
Adjusted EBITDA Performance Goal:	Adjusted EBITDA Payout Factor
[●]	0%
[●]	50%
[●]	100%
[●]	200%
[●]	400%

If the Adjusted EBITDA achieved by the Company during the Adjusted EBITDA Performance Period is between [●] and [●], the Adjusted EBITDA Payout Factor shall be adjusted based on linear interpolation.

3.	Additional PSUs.
(a)	The Participant shall be eligible to receive up to 20% of the Target PSUs (the “Additional PSUs”) upon achievement of any or all of the Operational Performance Goals (as set forth in Table 3(a)(i) below) and capped based on the Adjusted EBITDA Performance Goal achieved through the Adjusted EBITDA Performance Period end date (as set forth in Table 3(a)(ii) below). In no event shall the Participant be eligible to earn more than 400% of Target PSUs (when taking into account the Adjusted EBITDA Payout Factor together with the achievement, if any, of any of the Operational Performance Goals).
TABLE 3(a)(i)
	Guest Satisfaction		Employee Engagement		Relative Sustainalytics
	Performance Goal*	% of Additional PSUs Earned**	Performance Goal*	% of Additional PSUs Earned**	Performance Goal*	% of Additional PSUs Earned**
Threshold	[●]	[●]	[●]	[●]	[●]	[●]
Target	[●]	[●]	[●]	[●]	[●]	[●]
Maximum	[●]	[●]	[●]	[●]	[●]	[●]

*Linear interpolation to be applied only between Target and Maximum performance levels.

**Represents the percentage to be applied to the maximum percentage of Target PSUs eligible to vest as Additional PSUs presented in the table below.

TABLE 3(a)(ii)
Adjusted EBITDA Performance Goal	Maximum Percentage of Target PSUs Eligible to Vest as Additional PSUs
	Guest Satisfaction	Employee Engagement	Relative Sustainalytics
[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]

If the level of Adjusted EBITDA achieved by the Company on any Adjusted EBITDA determination date is between any two Adjusted EBITDA Performance Goals set forth in the above table, the Guest Satisfaction Performance Goal, Employee Engagement Performance Goal and Relative Sustainalytics Performance Goal shall each be determined as follows, which amount will be net of any PSUs that previously became earned PSUs.

(b) Determination of Additional PSUs. Achievement of the Guest Satisfaction Performance Goal, Employee Engagement Performance Goal and Relative Sustainalytics Performance Goal shall each be independently determined by the Committee following the Operational Performance Period end date.

4.	Definitions.

a.“Adjusted EBITDA,” a non-GAAP measure, is defined for purposes of this Agreement as consolidated income (loss) from continuing operations, excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sales of investees, amortization, depreciation, stock-based compensation, and Fresh Start accounting valuation adjustments, as may be further adjusted pursuant to Section 4, and minus the interests of third parties in the Modified EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas), as may be adjusted pursuant to Section 5.
b.“Employee Engagement,” shall be defined for purposes of this Agreement as the average of the employee satisfaction score from all employee surveys submitted to the Company through the Team Member Voice program during the Operational Performance Period (expressed as a percentage).
c.“Guest Satisfaction,” shall be defined for purposes of this Agreement as the average of the guest satisfaction score from all guest satisfaction surveys submitted to the Company through the Guest Survey Satisfaction program during the Operational Performance Period (expressed as a number on a scale of 1 to 10).
d.“Relative Sustainlaytics,” shall be defined for purposes of this Agreement as the percentile rank of the Company’s Sustainalytics ESG Risk Rating relative to the Company’s peer group, measured during the Operational Performance Period by Sustainalytics, a Morningstar Company.

5.Adjustments. The Committee may, at any time, approve adjustments after consulting the Participant to the calculation of Adjusted EBITDA, Guest Satisfaction, Employee Engagement or Relative Sustainalytics or the component parts thereof, to take into account such unanticipated circumstances or significant, non-recurring or unplanned events as the Committee may determine after consulting the Participant, and such adjustments may increase or decrease Adjusted EBITDA, Guest Satisfaction, Employee Engagement or Relative Sustainalytics or the component parts thereof. Circumstances that may be the basis for such adjustments include, but shall not be limited to, any change in applicable accounting rules or principles; any gain or loss on the disposition of a business; impairment of assets; a merger or similar business combination transaction or material changes in the size of the Company due to acquisitions or dispositions of assets; dilution caused by acquiring a business; tax changes and tax impacts of other changes; changes in applicable laws and regulations; changes in rate case timing; changes in the Company’s structure; and any other circumstances outside of management’s control or the ordinary course of business.